As filed with the Securities and Exchange Commission on January 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cognyte Software Ltd.

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

33 Maskit

Herzliya Pituach

4673333, Israel

(Address of Principal Executive Offices) (Zip Code)

Cognyte Software Ltd. 2021 Share Incentive Plan

(Full Title of the Plan)

Alan Stoddard, President

Cognyte Software LP

12110 North Pecos, Suite 300

Denver, Colorado 80234

(Name and Address of Agent for Service)

(303) 450-5900

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Randi C. Lesnick, Esq. Bradley C. Brasser, Esq. Jones Day 250 Vesey Street New York, New York 10281 (212) 326-3452	Dan Shamgar, Adv. Shachar Hadar, Adv. Jonathan M. Nathan, Adv. Meitar Law Offices 16 Abba Hillel Road Ramat Gan, Israel 5250608 +972-3-610-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, no par value (“Ordinary Shares”)	13,800,000	$4.58(3)	$63,204,000(3)	$ 6,896

(1)

This registration statement on Form S-8 (the “Registration Statement”) registers the offer, issuance and sale of 13,800,000 Ordinary Shares of Cognyte Software Ltd. (the “Registrant”) pursuant to equity awards that may be granted under the Cognyte Software Ltd. 2021 Share Incentive Plan (the “2021 Plan”). The 13,800,000 Ordinary Shares consist of: (i) 9,500,000 Ordinary Shares reserved for issuance pursuant to new awards under the 2021 Plan, and (ii) up to 4,300,000 additional Ordinary Shares issuable under the 2021 Plan that substitute for corresponding awards under the Verint Systems Inc. (“VSI”) 2019 Long-Term Stock Incentive Plan and/or the VSI Amended and Restated 2015 Long-Term Stock Incentive Plan (collectively, the “VSI Equity Plans”) in connection with the spin-off of the Registrant and VSI’s Cyber Intelligence Solutions™ business from VSI.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares of the Registrant that become issuable under the 2021 Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding Ordinary Shares.

(3)

The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act and is calculated by analogy to Rule 457(f)(2) under the Securities Act based on the estimated book value of an Ordinary Share of $4.58 (determined based on a pro forma book value of $301,565,000 for the Registrant, calculated from the Registrant’s unaudited pro forma condensed combined balance sheet as of July 31, 2020, and based on the expectation that 65,773,335 Ordinary Shares will be outstanding following the spin-off described in the Registrant’s Registration Statement on Form 20-F. The Ordinary Shares are not currently traded on an exchange or in the over-the-counter market, and therefore, no market prices for the Ordinary Shares were available to calculate the registration fee in accordance with Rule 457(c) under the Securities Act.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) to register the offer, issuance and sale of 13,800,000 Ordinary Shares, no par value (“Ordinary Shares”), of Cognyte Software Ltd. (the “Company,” the “Registrant,” “we” or “us”) issuable by the Registrant to its and/or its subsidiaries’ officers, employees, directors and consultants under the Cognyte Software Ltd. 2021 Share Incentive Plan (the “2021 Plan”), which will become effective on February 1, 2021 (the “Effective Date”) following its prior approval by the Company’s board of directors and shareholders.

The Ordinary Shares registered hereby constitute the maximum number of shares issuable pursuant to the 2021 Plan, consisting of:

(i)	9,500,000 Ordinary Shares, not previously registered, reserved for issuance pursuant to new awards under the 2021 Plan; and

(ii)

Up to 4,300,000 Ordinary Shares, in the aggregate, that may be issuable in substitution for corresponding awards under the Verint Systems Inc. (“VSI”) 2019 Long-Term Stock Incentive Plan and/or the VSI Amended and Restated 2015 Long-Term Stock Incentive Plan (collectively, the “VSI Equity Plans”) pursuant to the spin-off of the Company and VSI’s Cyber Intelligence Solutions™ business from VSI on February 1, 2021 (the “Spin-Off”), including:

•

Ordinary Shares that underlie awards that will be issued under the 2021 Plan in accordance with a certain Employee Matters Agreement entered into in connection with the Spin-Off, in adjustment of equity-based awards that were granted under the VSI Equity Plans (the “Adjusted Awards”).

PART I

INFORMATION REQUIRED IN

THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the document incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We hereby incorporate by reference herein the following documents (or portions thereof) that we have filed with or furnished to the Commission:

•

Our Registration Statement on Form 20-F, filed with the Commission on December 22, 2020, as amended on January 14, 2021 and declared effective on January 15, 2021 (the “Registration Statement”), including the description of our Ordinary Shares that is contained in Items 10.A and 10.B of the Registration Statement, as updated by any amendment or report filed for the purpose of updating such description.

•	Our report on Form 6-K, filed with the Commission on January 29, 2021.

All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, to the extent designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by us to the Commission, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained in a document all or a portion of which is incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Consistent with the provisions of the Israeli Companies Law, 5759–1999 (the “Companies Law”), our articles of association (the “Articles of Association”) include provisions permitting us to procure insurance coverage for our office holders (which are defined in the Companies Law as including directors and certain officers), exculpate them from certain liabilities and indemnify them, to the maximum extent permitted by law. Under the Companies Law, exculpation from liability, indemnification of, and procurement of insurance coverage for, our office holders must be approved by our compensation committee and our board of directors and, in specified circumstances, such as if the office holder is a director, is generally required to be approved by our shareholders.

Insurance

Under the Companies Law and the Israeli Securities Law 5738-1968 (the “Securities Law”), an Israeli company may obtain insurance for any of its office holders against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided for in, or permitted under, the company’s articles of association:

•	a breach of his or her duty of care to us or to another person;

•	a breach of his or her duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice our interests;

•	a financial liability imposed upon him or her in favor of another person;

•

expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under Israeli securities laws, if applicable, and payments made to injured persons under specific circumstances thereunder; and

•	expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her, including reasonable litigation expenses.

An “administrative procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) of the Securities Law.

Indemnification

As permitted by the Companies Law, our Articles of Association provide that we may indemnify any of our office holders for an act performed in his or her capacity as an office holder, retroactively (after the liability has been incurred) or in advance against the following:

•

a financial liability incurred by, or imposed on, him or her in favor of another person by any judgment, including a settlement or an arbitration award approved by a court; provided that our undertaking to indemnify with respect to such events on a prospective basis is, according to the Companies Law, limited to events that our board of directors believes are foreseeable in light of our actual operations at the time of providing the undertaking and to a sum or standard that our board of directors determines to be reasonable under the circumstances, and further provided that such events and amount or criteria are set forth in the undertaking to indemnify;

•

reasonable litigation expenses, including attorney’s fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him or her or concluded with the imposition of a financial liability in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent, all according to the law, or in connection with a financial sanction;

•

reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or charged to him or her by a court, resulting from the following: proceedings we institute against him or her or instituted on our behalf or by another person; a criminal indictment from which he or she was acquitted; or a criminal indictment in which he or she was convicted for a criminal offense that does not require proof of intent;

•

expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under Israeli securities laws, if applicable, and payments made to injured persons under specific circumstances thereunder; and

•	expenses paid in connection with the administrative proceeding which was instituted against him or her, including reasonable litigation expenses, such as attorneys’ fees.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our Articles of Association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. We have obtained a directors and officers liability insurance policy to cover our office holders. The aggregate coverage limit under that policy does not exceed the greater of $50 million or 50% of our shareholders equity, based on our most recent financial statements at the time which the policy was approved by our board of directors. The annual premiums that we pay under that policy reflect current market conditions and will not materially affect our profitability, assets or liabilities.

We have also entered into agreements with each of our current office holders to indemnify them to the fullest extent permitted by law, subject to limited exceptions. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances. The maximum aggregate amount of indemnification that we may pay to our office holders based on such indemnification agreement is: (1) with respect to indemnification in connection with a public offering of our securities, the aggregate amount of proceeds from the sale raised by us and any selling shareholder in such public offering; and (2) with respect to all permitted indemnification, an amount equal to the greatest of (i) 25% of our shareholders’ equity, based on our most recent financial statements as of the time of the actual payment of indemnification; (ii) $200.0 million; and (iii) ten percent (10%) of our total market capitalization (determined based on the average closing price of our shares over the 30 trading days prior to the actual payment of indemnification multiplied by the total number of our issued and outstanding shares as of the date of actual payment).

Exculpation

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles of Association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Limitations

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•

a breach by the office holder of his or her duty of loyalty, unless with respect to indemnification and insurance, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his or her duty of care if the breach was committed intentionally or recklessly, unless it was committed only negligently;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to the Registration Statement on Form 20-F of the Registrant (File No. 001-39829), filed with the Commission on December 22, 2020)

4.2	Specimen ordinary share certificate of the Registrant (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form 20-F of the Registrant (File No. 001-39829), filed with the Commission on December 22, 2020)

4.3*	Cognyte Software Ltd. 2021 Share Incentive Plan

5.1*	Opinion of Meitar Law Offices, Israeli counsel to the Registrant, as to the validity of the Ordinary Shares (including consent).

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Meitar Law Offices (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the Signature Page of this Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herzliya Pituach, State of Israel, on this 29th day of January, 2021.

COGNYTE SOFTWARE LTD.

By:	/s/ David Abadi
Name:	David Abadi
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of Cognyte Software Ltd., an Israeli corporation, do hereby constitute and appoint Elad Sharon, Chief Executive Officer, and David Abadi, Chief Financial Officer, and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with such registration statements or amendments or supplements thereof and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Elad Sharon, Elad Sharon	Chief Executive Officer	January 29, 2021

/s/ David Abadi David Abadi	Chief Financial Officer and Director	January 29, 2021

/s/ Earl Shanks Earl Shanks	Director	January 29, 2021

/s/ Ziv Levi Ziv Levi	Director	January 29, 2021

AUTHORIZED REPRESENTATIVE IN

THE UNITED STATES:

COGNYTE SOFTWARE LP

By:	/s/ Alan Stoddard	January 29, 2021
Name:	Alan Stoddard
Title:	President